EXHIBIT 10.3

SEVERANCE AND GENERAL RELEASE AGREEMENT
(“AGREEMENT”)

For good and valuable consideration, receipt of which is hereby acknowledged, and in order to resolve and settle finally, fully and completely all matters or disputes that now or may exist between them, as set forth below, the parties agree as follows:

1.

Parties.  The parties to this Agreement are Stephen W. Morro, his heirs, representatives, successors and assigns (hereinafter referred to collectively as “Executive”), and International Game Technology, a Nevada corporation (hereinafter referred to as the “Company”).

2.

Termination Of Employment.  The parties agree that Executive will resign his employment with the Company effective January 6, 2009 (the “Termination Date”).  All salary and insurance benefits shall remain in effect through such date.

3.

Severance Package.  The Company will provide Executive with the following severance package (the “Severance Package”):

a.

Severance Pay.  The Company will pay to Executive on the Termination Date a lump-sum amount equal to $600,000, less applicable withholding taxes and other customary payroll deductions.

b.

Insurance Benefits.  For 18 months after the Termination Date Executive will be covered by COBRA, and the Company will pay all costs associated with such coverage.  Thereafter, Executive will be covered at the expense of Executive by the Company’s medical benefits plan as in effect from time to time.  If the terms of the Company’s medical benefits plan preclude Executive’s participation, Executive will cooperate with the Company and the Company may, in its sole discretion, use its best efforts to obtain alternative and comparable coverage for Executive and Executive shall be responsible for paying the full premiums for such coverage.  In either case, the provisions of this Section 3b will terminate in the event Executive is covered by any medical benefits plan of another employer.

c.

Stock Options/RSA Vesting.  All unvested stock options and restricted stock grants awarded to Executive on or before the Termination Date shall cease to vest on the Termination Date.  Following the Termination Date, all terms and conditions of all agreements between the Company and Executive applicable to Executive’s vested stock options and restricted stock grants shall remain in full force and effect.

d.

Non-Competition.  All restrictive covenant provisions which (i) are contained in any agreements between the Executive and the Company prior to the Termination Date, and (ii) restrict Executive’s ability to engage in competitive activities against the Company or its affiliates, shall remain in full force and effect until one year following the Termination Date.

e.

Bonus Payment.  Executive acknowledges that he has received his 2008 bonus and cash share award payments under the terms of the bonus and cash share plans.

4.

No Additional Compensation Owed.  The parties agree that, except as expressly set forth in this Agreement, no further compensation, including, but not limited to, salary, bonus, benefits,

stock, stock options, cash sharing, or other payments (collectively, “Compensation”) shall be due from or paid by the Company to Executive.  Additionally, Executive hereby waives and relinquishes all claims to further employment and Compensation from the Company, except as specified in this Agreement.

5.

Release Of Claims.  In consideration of the Severance Package, Executive and the Company release, discharge, and forever hold the other and any of their parents, predecessors, heirs, assigns, successors, subsidiaries, affiliates or related companies, officers, directors, employees and/or representatives (hereinafter referred to collectively as the “Releasees”) harmless from any and all claims, demands or suits, whether civil or criminal, at law or in equity, known or unknown, fixed or contingent, liquidated or unliquidated, arising or existing on or at any time prior to the execution of this Agreement (the ”Claims”).  The Claims include, without limitation, Claims relating to or arising out of (i) Executive’s employment with the Company, (ii) Executive’s separation from employment with the Company, and (iii) all Claims, known or unknown, that have been asserted, or that could be asserted, by the other against any Releasee, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, and the Americans with Disabilities Act, in each case, as amended.

6.

No Admission Of Liability.  This Agreement shall not in any way be construed as an admission by the Company or any Releasee of any acts of wrongdoing or violation of any statute, law, or legal right.

7.

Return Of Property.  Executive shall immediately return all equipment, manuals, property, and documents in his possession that belong to, relate to, or refer to the Company or any of its affiliates, including all files, programs, and passwords stored electronically or otherwise.

8.

Confidentiality.  Executive will keep the fact, terms, and amount of this Agreement completely confidential and will not disclose any information concerning this Agreement or the terms of the underlying settlement unless lawfully compelled to do so.  Executive recognizes that this confidentiality provision is material to the Company’s decision to enter into this Agreement.

9.

No Disparagement.  The parties agree that they shall not make any false or disparaging comments or statements regarding each other..  For purposes of this Agreement, a disparaging comment or statement is one that tends to injure the reputation or standing of the other with investors, potential investors, rating or regulatory entities, or the general public, or which tends to adversely effect the regard or esteem in which those persons or entities hold either party.

10.

Proprietary Information.  At all times in the future, Executive shall remain bound by Sections 1(A), 1(C) and 1(F) of that certain Invention and Secrecy Agreement (“Invention Agreement”) signed by Executive on February 27, 2006, a copy of which is attached hereto as Exhibit A.

11.

Confidential Information.

a.

Executive, in the performance of Executive’s services on behalf of the Company, has access to, received and been entrusted with confidential information, including but not  limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”).  All such Confidential Material is considered secret and was made available to Executive in confidence.  Executive represents that he has held all such information confidential and will continue to do so.

b.

Executive shall not, directly or indirectly for any reason whatsoever disclose or use such Confidential Material, unless such Confidential Material ceases (through no fault of Executive’s) to be confidential because it has become part of the public domain or he is otherwise obligated to disclose such information by the lawful order of any competent jurisdiction.  All records, files, drawings, documents, equipment and other tangible items, wherever, located, relating in any way to the Confidential Material or otherwise to the business of the Company which Executive prepares, uses or encounters shall be and remain the sole and exclusive property of the Company and shall be included in the Confidential material.  On or before the Termination Date, Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Executive’s possession or under Executive’s control.

c.

Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Confidential material by any means whatsoever shall constitute “Unfair Competition”.  Executive agrees that Executive shall not engage in Unfair Competition at any time.

12.

Non-Interference.  Except as otherwise agreed to by the parties in writing, Executive promises and agrees that he will not, during the twelve (12) months after the Termination Date, directly (or with knowledge or intent, indirectly) interfere with any of the relationships of Company with any of its customers.

13.

Soliciting Employees.  Executive promises and agrees that he will not, during the eighteen (18) months following the Termination Date, directly or indirectly solicit any employee of the Company who earned annually $25,000 or more as an employee of the Company during the last six months of his or her own employment to work for any business, individual, partnership, firm, or corporation.

14.

Litigation and Investigation Assistance.  Executive agrees to cooperate in the defense of the Company and any of its affiliates against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during or prior to the term of Executive’s employment with the Company.  Furthermore, Executive agrees to cooperate in the prosecution of any claims and lawsuits brought by the Company that are currently outstanding or that may in the future be brought relating to matters, which occurred during or prior to the term of Executive’s employment with the Company.  After the Termination Date, except as requested by the Company or as required by law, Executive shall not comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving the Company or any of its affiliates.

15.

No Assignment Of Claims.  Executive represents that he has not transferred or assigned, to any person or entity, any claim involving the Company or any of its affiliates, or any portion thereof, or interest therein.

16.

Binding Effect Of Agreement.  This Agreement shall be binding upon the Company and upon Executive and his heirs, administrators, representatives, executors, successors, and assigns.

17.

Controlling Law.  This Agreement is made and entered into within the State of Nevada and shall in all respects be interpreted, enforced, and governed under the laws of the State of Nevada.

18.

Choice of Form; Waiver of Jury.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEVADA, SITTING IN WASHOE COUNTY, NEVADA AND HAVING PROPER SUBJECT MATTER JURISDICTION, OR THE FEDERAL DISTRICT COURT FOR THE DISTRICT OF NEVADA, FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “PROCEEDINGS”).  EACH PARTY HEREBY AGREES THAT SERVICE OF SUMMONS, COMPLAINT OR OTHER PROCESS IN CONNECTION WITH ANY PROCEEDINGS MAY BE MADE AS SET FORTH IN THIS AGREEMENT WITH RESPECT TO SERVICE OF NOTICES, AND THAT SERVICE SO MADE WILL BE AS EFFECTIVE AS IF PERSONALLY MADE IN THE STATE OF NEVADA.  IT IS THE INTENT OF EACH OF THE PARTIES THAT ALL PROCEEDINGS BE HEARD AND LITIGATED EXCLUSIVELY IN A COURT LOCATED IN WASHOE COUNTY, NEVADA.  EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS FREELY AGREED THAT (A) ALL PROCEEDINGS WILL BE HEARD IN ACCORDANCE WITH THIS SECTION: (B) THE AGREEMENT TO CHOOSE COURTS LOCATED IN WASHOE COUNTY, NEVADA TO HEAR ALL PROCEEDINGS IN ACCORDANCE WITH THIS SECTION IS REASONABLE AND WILL NOT PLACE SUCH PARTY AT A DISADVANTAGE OR OTHERWISE DENY IT ITS DAY IN COURT; (C) IT IS A KNOWLEDGEABLE, INFORMED, SOPHISTICATED PERSON CAPABLE OF UNDERSTANDING AND EVALUATING THE PROVISIONS SET FORTH IN THIS AGREEMENT, INCLUDING THIS SECTION; AND (D) IT HAS BEEN REPRESENTED BY SUCH COUNSEL AND OTHER ADVISORS OF ITS CHOOSING AS SUCH PARTY HAS DEEMED APPROPRIATE IN CONNECTION WITH THE DECISION TO ENTER INTO THIS AGREEMENT, INCLUDING THIS SECTION.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE PARTIES.

19.

Severability.  Should any provision of this Agreement be declared or determined to be illegal or invalid by any  government  agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

20.

Entire Agreement.  This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement, except for any agreements relating to confidential or proprietary information, trade secrets, nonsolicitation, or noncompetition, all of which shall remain in full force and effect. Executive represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement.

21.

Revocation Rights.  Executive understands that he may revoke this Agreement within seven days after execution.  By signing below, Executive confirms that he: (a) has read this Agreement carefully and completely; (b) has been given a period of at least 21 days to consider and review this Agreement; (c) is aware of his right to consult with legal counsel and acknowledges that he has had ample opportunity to do so; (d) after executing this Agreement has seven (7) days to revoke the Agreement; (e) understands all the provisions contained in this Agreement; and (f) he is entering into this Agreement voluntarily and of his own free will.

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS RELEASE AND SETTLEMENT AGREEMENT AND AGREE AND CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED IN THE AGREEMENT.

EXECUTIVE

Date:
	Name:	Stephen W. Morro

COMPANY

INTERNATIONAL GAME TECHNOLOGY

	By:	/s/ THOMAS J. MATTHEWS
	Name:	Thomas J. Mathews
	Title:	Chief Executive Officer